Exhibit 12

Genpact Limited

Consolidated Ratio of Earnings to Fixed Charges

	Fiscal Year Ended December 31,
	2005	2006	2007	2008	2009
	(dollar in millions, except ratios)
Earnings
Income before provision for income taxes	$10.7	$33.9	$81.6	$144.3	$161.1
Add: Fixed charges	8.6	11.8	14.3	8.8	4.4
Add: Amortization of capitalized interest	—	—	0.0	0.0	0.0
Less: Interest capitalized	—	—	(0.1)	(0.1)	(0.1)
Less: Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	(8.4)	(9.5)	(7.7)

Total earnings	$19.3	$45.7	$87.4	$143.6	$157.8

Interest on debt and amortization of deferred financing costs	$8.6	$11.8	$14.3	$8.8	$4.4

Fixed Charges (1)	$8.6	$11.8	$14.3	$8.8	$4.4

Ratio of earnings to fixed charges	2.25x	3.88x	6.1x	16.28x	35.92x

(1)	Fixed charges consist of interest expense, the amortization of debt issuance costs and an estimate of interest as a component of rental expense.

Genpact Limited

Consolidated Ratio of Earnings to Fixed Charges and Preference Dividends

	Fiscal Year Ended December 31,
	2005		2006		2007	2008	2009
	(dollar in millions, except ratios)
Earnings
Income before provision for income taxes	$10.7		$33.9		$81.6	$144.3	$161.1
Add: Fixed charges	8.6		11.8		14.3	8.8	4.4
Add: Amortization of capitalized interest	—		—		0.0	0.0	0.0
Less: Interest capitalized	—		—		(0.1)	(0.1)	(0.1)
Less: Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—		(8.4)	(9.5)	(7.7)

Total earnings	$19.3		$45.7		$87.4	$143.6	$157.8

Fixed Charges (1)	$8.6		$11.8		$14.3	$8.8	$4.4
Preference dividend (2)	16.4		34.5		45.1	—	—

Fixed Charges (1) and preference dividend (2)	$25.0		$46.3		$59.4	$8.8	$4.4

Ratio of earnings to fixed charges and preference dividend	—	(3)	—	(3)	1.47x	16.28x	35.92x

(1)	Fixed charges consist of interest expense, the amortization of debt issuance costs and an estimate of interest as a component of rental expense.

(2)	Our effective tax rate was a benefit of (59.7)% and (17.2)% for the years ended December 31, 2005 and 2006, respectively. The preference dividends for the years ended December 31, 2005 and 2006 assumes a 0% tax rate for those years as our effective tax was a benefit in these years.

(3)	Earnings for the years ended December 31, 2005 and 2006 were insufficient to cover fixed charges and preference dividend by $5.7 million and $0.6 million, respectively.